EXHIBIT 10.1
MADISON PARK, LLC
30 East 71st Street — 1A
New York, New York 10021
Tel. 212 717-0520
Fax 212 717-4263
CONFIDENTIAL

EZCORP, Inc.	as of October 1, 2009
1901 Capital Parkway
Austin, TX 78746
Gentlemen:
The purpose of this letter is to set forth the agreement and understanding as of October 1, 2009, between EZCORP, Inc. (“EZCORP”) and Madison Park, LLC (“Madison Park”) regarding advisory services to be rendered by Madison Park to EZCORP (the “Agreement”).
1.	EZCORP hereby engages Madison Park to provide advisory services related to EZCORP’s business and long term strategic plan, as modified by EZCORP from time to time, including but not limited to advising on the following:
(a)	Identifying, evaluating and negotiating potential acquisitions and strategic alliances;

(b)	Assessing operating and strategic objectives, including new business development;

(c)	Advising on investor relations and relations with investment bankers, securities analysts and other members of the financial services industry;

(d)	Assisting in international business development and strategic investment opportunities that complement EZCORP’s business lines and strategic objectives;

(e)	Analyzing financial condition and results of operations, evaluating strengths and weaknesses of financial performance and recommending measures to improve performance;

(f)	Advising on dividend policy and corporate transactions such as stock repurchases, splits, recapitalizations and restructurings;

(g)	Providing briefings on business strategy to the Board of Directors from time to time as appropriate; and,

(h)	Performing such other services as agreed between EZCORP and Madison Park.
2.	Madison Park hereby accepts the engagement described in paragraph 1 above. As compensation for its services, EZCORP agrees to pay Madison Park an annual retainer fee of $3,600,000, payable in $300,000 monthly installments (the “Retainer”).

3.	The term of Madison Park’s engagement shall extend from October 1, 2009, through September 30, 2010. The Agreement shall terminate on September 30, 2010, unless terminated earlier as provided for herein. Paragraphs 6 and 8 herein shall survive any termination or expiration of the Agreement.

4.	EZCORP shall reimburse Madison Park for its out-of-pocket travel and entertainment expenses incurred in order to render the services contemplated to be provided by Madison Park pursuant to this Agreement. Any other expenses must be agreed to by EZCORP in advance. The expenses shall be documented in a similar manner applicable to EZCORP’s executive officers and paid by EZCORP within 30 days after receipt by EZCORP of a detailed invoice including supporting documentation.

5.	Either party may terminate this Agreement with or without cause upon 30 days written notice to the other party.

6.	Indemnification.
(a)	EZCORP agrees to indemnify and hold harmless Madison Park, its affiliates, the respective officers, directors, employees, consultants, associates and agents of Madison Park and its affiliates, and any person controlling Madison Park or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 9 of the Securities Exchange Act of 1934 (each an “indemnified person”) in connection with this engagement from and against all claims, costs, expenses, liabilities, losses and damages (or actions in respect thereof) related to or arising out of this engagement or Madison Park’s connection therewith; provided, however, that EZCORP shall not be responsible for any claims, costs, expenses, liabilities, losses or damages of an indemnified person to the extent that it is finally determined by a court or other tribunal of competent jurisdiction that they resulted primarily from actions taken or omitted to be taken by such indemnified person due to such indemnified person’s recklessness, willful misconduct or bad faith or that they arose primarily out of or were based primarily upon any untrue statement or omission made (i) in any document or writing in reliance upon and in conformity with information furnished to EZCORP by such indemnified person for use in such document or writing or (ii) in any document in connection with the engagement without the prior approval of EZCORP.

(b)	If any action or proceeding, including, but not limited to, any governmental investigation, shall be brought or asserted against an indemnified person in respect of which indemnity may be sought from EZCORP, such indemnified person shall promptly notify EZCORP in writing of an indemnified person’s knowledge of such claim, action or proceedings, and EZCORP shall assume the defense thereof, including, but not limited to, the employment of counsel reasonably satisfactory to such indemnified person and the payment of all fees and disbursements of such counsel and all other expenses related to such actions or proceedings. Such indemnified person shall have the right to employ separate counsel in any such action or proceeding and to participate in defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such indemnified person unless (i) EZCORP has agreed to pay such fees and expenses or (ii) EZCORP shall have failed to timely assume the defense of such actions or proceedings, to employ counsel reasonably satisfactory to such indemnified person in any such action or proceeding and if requested by such indemnified person, to confirm in writing that it is obligated to indemnify such indemnified person against all claims, costs, expenses, liabilities, losses and damages related to or arising out of such action or proceeding in accordance with this agreement or (iii) counsel shall determine that there is or could reasonably be expected to be a conflict of interest by reason of having common counsel in any action or proceeding, in which case, if such indemnified person notifies EZCORP in writing that it elects to employ separate counsel at the expense of EZCORP, EZCORP shall not have the right to assume the defense of such action or proceeding, on behalf of any such indemnified person, it being understood, however, that EZCORP shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified person, which firm shall be designated in writing by such indemnified person. EZCORP shall not be liable for any settlement of any such action or proceeding effected without EZCORP’s written consent, which should not be unreasonably withheld. If settled with EZCORP’s prior written consent or if there be a final and nonappealable judgment for the plaintiff in any such action or proceeding, EZCORP agrees to indemnify and hold harmless such indemnified person from and against any loss or liability to the extent stated above by reason of such settlement or judgment.

(c)	If for any reason the indemnification provided herein is unavailable to an indemnified person under paragraph 6(b) above in respect of any claims, costs, expenses, liabilities, losses or damages referred to therein or if such indemnification shall be insufficient to hold such indemnified person harmless from all such claims, costs, expenses, liabilities, losses or damages, then EZCORP, in lieu of indemnifying such indemnified person shall contribute to the amount paid or payable by such indemnified person as a result of such claims, costs, expenses, liabilities, losses, or damages, (i) in such proportion as is appropriate to reflect the relative benefits received by EZCORP on the one hand and such indemnified person on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of EZCORP, on the one hand, and such indemnified person, on the other, as well as any other relevant equitable consideration. The amount paid or payable by a party as a result of the claims, costs, expenses, liabilities, losses or damages, referred to above shall be deemed to include, subject to the limitations set forth in paragraph 6(b) any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Notwithstanding the provisions herein, Madison Park shall not be required to contribute any amount in excess of the amount of fees received by Madison Park under this Agreement.
7.	The terms of this Agreement and the advice provided under this Agreement shall not be disclosed by either party without the express written consent of the other party, except (i) any EZCORP regulatory filing, (ii) a court proceeding, or (iii) as required by law.

8.	Madison Park hereby acknowledges that EZCORP is a publicly traded company and the Information EZCORP discloses to Madison Park and its representatives during the course of this engagement may include material non-public information. Accordingly, Madison Park agrees (for itself and on behalf of its representatives) that (a) it will not disclose any such material non-public information to anyone without EZCORP’s consent except where Madison Park is required by law or regulations to make such disclosure and (b) it will not use any of such information for any purpose (including engaging in transactions involving the publicly traded securities of EZCORP) other than in connection with the performance of services pursuant to this engagement.

9.	This Agreement shall be governed by the laws of the State of New York.

10.	The obligations under this Agreement may be assigned by Madison Park on written notice to EZCORP. Such written notice must be delivered to EZCORP at least 30 calendar days prior to the effective date of any such assignment.

11.	This Agreement constitutes the entire agreement of the parties hereto with respect to all matters contemplated hereby and supersedes all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.
If the foregoing correctly sets forth the understanding and agreement between Madison Park and EZCORP, please so indicate in the space provided below for this purpose, whereupon this letter shall constitute a binding agreement.

MADISON PARK, LLC
/s/ Virginia D. Dodson
By: Virginia D. Dodson
Title:	Vice President

AGREED AND ACCEPTED on this 30TH day of September, 2009 and effective as of October 1, 2009.

EZCORP, Inc.

/s/ Thomas H. Welch, Jr.

By:	Thomas H. Welch, Jr.
Title:	Senior Vice President, General Counsel and Secretary